INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of the [____] day of [___________] 2024, by and between Winton Capital Management Limited, a limited liability company incorporated in England and Wales, located at One Hooper’s Court, Knightsbridge, London SW3 1AF, United Kingdom (the “Sub-Adviser”), and Efficient Capital Management, LLC, a Delaware limited liability company located at 4355 Weaver Parkway, Suite 200, Warrenville, Illinois USA 60555 (the “Adviser”). The Adviser and the Sub-Adviser are each and individually a “Party” and collectively the “Parties.”

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the US Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Unified Series Trust, an Ohio business trust (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the US Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Adviser to perform investment management services for the Efficient Enhanced Multi-Asset Fund, a series of the Trust (the “Efficient EMA Fund”), and its wholly-owned subsidiary, Efficient Enhanced Multi-Asset (Cayman) Fund, Ltd., a Cayman Islands exempted company (the “CFC”) (the Efficient EMA Fund and the CFC are collectively referred to as the “Fund” unless the context requires otherwise) under the terms of the investment management agreements between the Adviser and the Trust on behalf of the Fund, each dated on or about May 31, 2024, and as amended (collectively, the “Management Agreement”);

WHEREAS, the Adviser, acting pursuant to the Management Agreement, wishes to retain the Sub-Adviser, with the required approval of the Board of Trustees of the Trust, the Board of Directors of the CFC and, if required, the shareholders of the Fund, to provide investment advisory services to a portion of the Fund’s assets allocated to the trading accounts opened in the name of the Fund with the Clearing Brokers (as defined under Section 5) by the Adviser for management by the Sub-Adviser as the Adviser shall in its sole discretion determine (the “Allocated Portion”) in accordance with the terms of this Agreement (as it may be amended from time to time);

WHEREAS, the Adviser has furnished the Sub-Adviser with copies of each of the following documents: (a) the Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”); (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time); (c) Memorandum and Articles of Association of the CFC (such Memorandum and Articles, as in effect on the date of this Agreement and as amended from time to time); (d) Prospectus and Statement of Additional Information of the Fund (collectively, the “Registration Statement”); and (e) compliance policies and procedures of the Trust (together (a)-(e) being “Trust Documents”); and

WHEREAS, the Fund is a separate series of the Trust having separate assets and liabilities.

NOW, THEREFORE: the Parties hereby agree as follows:

1.       APPOINTMENT OF SUB-ADVISER

a.       Acceptance. The Adviser hereby retains the Sub-Adviser to manage the Allocated Portion of the Fund’s assets for the period and on the terms set forth in this Agreement. The Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided.

b.       Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor with respect to the Adviser and the Fund and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Adviser or the Fund. The Sub-Adviser is not a promoter of the Fund and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship between the Sub-Adviser and the Adviser or the Fund.

c.       The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Sub-Adviser represents, warrants and agrees that it authorized and regulated by the Financial Conduct Authority of the United Kingdom (the “UK FCA”) for the purposes of carrying on the business of managing investments. The Sub-Adviser further represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act and is registered as a commodity trading advisor with the US Commodity Futures Trading Commission (the “CFTC”) and a member of the National Futures Association (the “NFA”), and has duly claimed exemptive status pursuant to CFTC Rule 4.7 under the Commodity Exchange Act (“CEA”) with respect to its services hereunder. The Sub-Adviser further represents, warrants and agrees that (i) it is duly organized and properly registered and operating under the laws of the jurisdiction of its formation with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement; and (ii) this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity.

The Sub-Adviser confirms that the information contained in the Form ADV of the Sub-Adviser as filed with the US Securities and Exchange Commission (“SEC”) (a copy of which has been provided to the Adviser), is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. As of the date hereof there are (a) no actions, suits, proceedings or inquiries of any kind or nature whatsoever, pending or, to the best of its knowledge, threatened against the Sub-Adviser or any of its principals or any Affiliated Company (as defined in the UK FCA Rules (as defined below)) of the Sub-Adviser, before any court, at law or in equity, arbitration panel, or before or by any federal, state, municipal, foreign or other governmental or quasi-governmental department, commission, board, bureau, agency, instrumentality, or administrative, regulatory or self-regulatory authority or any exchange or board of trade having jurisdiction over the Sub-Adviser, and (b) it has not received any warning letter from the UK FCA, SEC, NFA or the CFTC regarding non-compliance by it with the UK FCA Rules, Advisers Act, the 1940 Act, the CEA, the regulations under any such law, or the NFA rules, or any other applicable regulatory or self-regulatory authority regarding non-compliance by it with such other applicable law, in each case, where an adverse decision would reasonably be expected to materially and adversely affect the Sub-Adviser’s ability to perform its obligations under this Agreement. The “UK FCA Rules” means the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance (or documents having equivalent standing and effect) from time to time promulgated by the UK FCA.

The foregoing representations, warranties and covenants shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make any of the foregoing representations, warranties and covenants (other than those at (a) and (b) above) not true, misleading, incomplete or inaccurate in any material respect, the Sub-Adviser will promptly in writing notify the Adviser. The Sub-Adviser shall provide the Adviser with a quarterly compliance certificate in respect of the matters at (a) and (b) above and other matters set out herein, in the form set forth in Schedule F (the “Quarterly Compliance Certificate”) within fourteen (14) calendar days of the end of each calendar quarter, PROVIDED THAT, if at any time an event occurs which is referenced in the Quarterly Compliance Certificate and which would, in the reasonable opinion of the Sub-Adviser, require the Sub-Adviser pursuant to the Sub-Adviser’s fiduciary duty to the Adviser, to notify the Adviser of such event prior to the next scheduled date of delivery of the Quarterly Compliance Certificate, the Sub-Adviser shall as soon as practicable following the occurrence of such event inform the Adviser in writing thereof.

d.       The Adviser’s Representations. The Adviser represents, warrants and agrees that (i) it is authorized and regulated in the conduct of its investment business by the UK FCA, registered as an investment adviser under the Advisers Act, registered as a commodity pool operator with the CFTC and a member of the NFA with respect to its services to the Fund, has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it has the authority under the Management Agreement to appoint the Sub-Adviser and has obtained all requisite approvals for the appointment from the Board of Trustees of the Trust, the Board of Directors of the CFC and, if required, the shareholders of the Fund and that it has received a copy of Part 2 of the Sub-Adviser’s Form ADV; (iii) it has claimed the exemptive relief pursuant to CFTC Rule 4.12(c)(3) with respect to the operation of the Fund and the exemptive relief pursuant to CFTC Rule 4.7 with respect to the operation of the CFC; (iv) the Adviser and the CFC shall each qualify as a “Qualified Eligible Person” as defined under CFTC Rule 4.7; and (v) the Fund and the CFC are each an “eligible contract participant” as defined in Section 1(a)(12) of the CEA. The Adviser further represents, warrants and agrees that (i) it is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement; and (ii) this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity.

The information contained in the Form ADV of the Adviser as filed with the SEC (a copy of which has been provided to the Sub-Adviser), is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV. As of the date hereof there are (a) no actions, suits, proceedings, or inquiries of any kind or nature whatsoever, pending or, to the best of its knowledge, threatened against the Adviser or any of its principals or any Affiliated Company of the Adviser, before any court, at law or in equity, arbitration panel, or before or by any federal, state, municipal, foreign or other governmental or quasi-governmental department, commission, board, bureau, agency, instrumentality, or administrative, regulatory or self-regulatory authority or any exchange or board of trade having jurisdiction over the Adviser and (b) it has not received any warning letter from the SEC, NFA or the CFTC regarding non-compliance by it with the Advisers Act, the 1940 Act, the CEA, the regulations under any such law, or the NFA rules, or any other applicable regulatory or self-regulatory authority regarding non-compliance by it with such other applicable law, in each case, where an adverse decision would reasonably be expected to materially and adversely affect the Adviser’s ability to perform its obligations under this Agreement.

The Adviser represents and warrants that it has included in the Investment Guidelines such obligations and requirements regarding the management of the Allocated Portion as are necessary to reflect the requirements of the Trust Documents, if any, and acknowledges that the Sub-Adviser will manage the Allocated Portion only by reference to the Investment Guidelines, subject to the terms of this Agreement.

The foregoing representations, warranties and covenants shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make any of the foregoing representations, warranties and covenants not true, misleading, incomplete or inaccurate in any material respect, the Adviser will promptly in writing notify the Sub-Adviser.

e.       Plenary authority of the Board of Trustees. The Sub-Adviser and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

f.       Acknowledgements by the Fund. All acknowledgements, agreements, representations, warranties, covenants and/or consents of the Fund under this Agreement are deemed to be made by the Adviser for itself and on behalf of the Fund.

2.       PROVISION OF INVESTMENT SUB-ADVISORY SERVICES

The Sub-Adviser will manage the Allocated Portion in accordance with the investment strategy and restrictions separately agreed between the parties which shall form a part of this Agreement (the “Investment Guidelines”). The Sub-Adviser will manage the investment and reinvestment of the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser, in accordance with the Investment Guidelines as amended from time to time. It is acknowledged and agreed by the Parties to this Agreement that any amendment to the Investment Guidelines from time to time as described above, including any addition, amendment or discontinuance of the Strategy (as defined in the Investment Guidelines), shall be subject to acceptance in writing by the Sub-Adviser and will not constitute a termination of this Agreement, and further that any termination of this Agreement shall be made in accordance solely with the provisions of Section 8 of this Agreement.

The Sub-Adviser makes no promises, representations, warranties or guarantees that any of its services to be rendered to the Fund will result in a profit or will not result in a loss and the Fund and the Adviser acknowledge this.

The Adviser acknowledges that the performance of the Allocated Portion may be materially different from the performance of the other funds or accounts traded in accordance with the Strategy, including as a result of, inter alia differences in the amount invested or Trading Level (as defined below), meeting any minimum order size requirements, any client-imposed investment restrictions or guidelines, timing of investments and withdrawals or changes in Trading Level, different trading commencement dates, different counterparties, different fees and expenses, the trading of different asset classes and the use of different investment programs.

In addition, the Sub-Adviser will in the performance of its duties and obligations under this Agreement in respect of the Allocated Portion:

a.        trade the assets of the Fund constituting the Allocated Portion at a level of risk consistent with the Allocated Portion as further provided for herein (such level, the “Trading Level”);

b.       submit such reports and information as the Adviser or the Trust may reasonably request in writing to assist the Trust’s administrator (being also, the administrator of the Fund, the “Administrator”), in its determination of the market value of Instruments (as defined in the Investment Guidelines) held in the Allocated Portion;

c.       abide by applicable speculative position limits as imposed by the CFTC or relevant contract market(s) in respect of the Sub-Adviser’s trading of the Allocated Portion, and its other client accounts, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;

d.       maintain internal trade records in respect of the Allocated Portion sufficient to provide the Fund with the file described under e. below. The Fund and the Adviser agree that the Fund’s counterparties shall be responsible for all other record keeping and reporting in respect of the Allocated Portion and the Fund. For the avoidance of doubt, the Fund and the Adviser agree that it or the Administrator shall be solely responsible for maintaining the official books and records of the Allocated Portion and the Fund and for valuation of the Allocated Portion and the Fund;

e.       by midnight (London time) on each trade day (“T”) provide the Fund (or the Administrator and/or the Fund’s custodian (the “Custodian”), as requested in writing by the Fund) (generally via electronic file format) with the trade information for each transaction effected by the Sub-Adviser for the Allocated Portion;

f.       The Sub-Adviser shall review the trading activity and positions in the Allocated Portion, as reported on the daily trade file provided under d. above, against the activity reported by the Clearing Brokers on a T+1 basis for the purposes of identifying any differences between the positions (“Trade Break”) and shall use reasonable efforts to correct any such Trade Break;

g.       to the extent reasonably requested in writing by the Trust, use its commercially reasonable efforts to assist the Chief Compliance Officer of the Trust (“CCO”) in the Trust’s compliance with applicable requirements of Rule 38a-1 under the 1940 Act, including, without limitation, providing the CCO and the Adviser with (a) current copies of such compliance policies and procedures of the Sub-Adviser, including its code of ethics, in effect from time to time, (b) a summary of such policies and procedures, in each case which are applicable in respect of the management of the Allocated Portion in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Sub-Adviser, in the form reasonably agreed in writing between the Parties and acceptable to the CCO from time to time, to the effect that such policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1), together with such other matters reasonably requested for that purpose, including without limitation, certifications as to certain compliance matters and requests for the Sub-Adviser’s updated compliance policies and procedures;

h.       act in conformity with other U.S. federal laws and regulations, as each is amended from time to time applicable to the Sub-Adviser in respect of its management of the Allocated Portion;

i.       not disclose and shall treat confidentially all information in respect of the portfolio investments of the Allocated Portion, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Allocated Portion, and any and all trades of portfolio securities or other transactions effected for the Allocated Portion (including past, pending and proposed trades), save to the Sub-Adviser’s directors, officers, employees, agents, lawyers, accountants and other third party service providers (collectively “Representatives”) who have a specific need to know such information for purposes of the discharge of the Sub-Adviser’s obligations under this Agreement or as required by applicable laws or regulations;

j.       provide reasonable assistance upon written request to the Adviser, the Administrator and/or the Trust with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations; (ii) providing, as applicable, copies of trade-related documentation, including, but not limited to, agreements relating to loans, swaps or other derivatives, or futures trading accounts, within a reasonable time after the execution of such agreements; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means; and

k.       unless the Parties otherwise agree, the Sub-Adviser will, at such times as the Sub-Adviser may reasonably determine, convert into US currency any incidental non-US dollar currency exposure in respect of the Allocated Portion that arises from the trading activity of the

Sub-Adviser. The Sub-Adviser will advise the counterparties to a transaction when to sweep foreign exchange balances into United States dollars; the Sub-Adviser shall not be responsible for the exchange rates received on such conversions or sweeps.

l.       The Allocated Portion shall be expressed in U.S. Dollars and initially shall be equal to the amount provided to the Sub-Adviser at fundflows@winton.com in writing no later than 5pm (London time) on the business day prior to the date on which the Sub-Adviser is to commence trading the Allocated Portion (the “Start Date”). The Adviser is solely responsible for determining the Sub-Adviser’s Allocated Portion relative to all other allocated portions assigned to the Fund’s other sub-advisers (i.e. each sub-adviser’s relative weighting).

Following the Start Date, the Allocated Portion will fluctuate daily with increases or decreases in the Fund’s net assets due to investor subscriptions and redemptions and the Fund’s investment performance. The Adviser also may change periodically (i.e., monthly) the Allocated Portion to reflect adjustments in the Sub-Adviser’s Allocated Portion relative to the Fund’s other sub-advisers (i.e., rebalancing among the sub-advisers), and reserves the right to do so daily provided that, in all cases, any changes in the Allocated Portion will be submitted in writing to fundflows@winton.com no later than 5pm (London) time on the business day prior to the date on which the Sub-Adviser’s adjustment of the Trading Level is to take place as provided for herein.

The Adviser will provide, or arrange for its or the Trust’s agents to provide, daily information to the Sub-Adviser regarding changes to the Trading Level, and copies of monthly accounting statements for the Allocated Portion, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder and to calculate its sub-advisory fee (as defined in Section 4).

The Adviser acknowledges that any change in the Trading Level may result in margin calls by the Clearing Brokers and agrees that the Fund shall be solely responsible for meeting any such margin calls.

The Fund and the Adviser acknowledge that under certain circumstances, including, but not limited to, ensuring that any such transactions do not in the opinion of the Sub-Adviser (i) adversely affect or impact the markets in which Instruments (or related instruments) are traded; or (ii) prejudice the interests of the Sub-Adviser’s clients as a whole (the “Orderly Liquidation Factors”), the Sub-Adviser may not be able to promptly adjust the Trading Level as notified to the Sub-Adviser. Subject to the foregoing, the Sub-Adviser intends to use reasonable efforts to adjust the Trading Level to the Allocated Portion on an orderly basis and in the best interests of the Fund and the Sub-Adviser’s other client accounts as market conditions warrant in the Sub-Adviser’s reasonable discretion.

Without prejudice to the Adviser’s right to terminate the Agreement under Section 8, the Adviser confirms and agrees that it shall not instruct the Clearing Brokers to effect a liquidation of all or a portion of the Allocated Portion without the express written consent of the Sub-Adviser, which, having regard to the Orderly Liquidation Factors, shall not be unreasonably withheld or delayed. For the avoidance of doubt, any breach by the Adviser of this Section 2 shall be considered a material breach of this Agreement which cannot be cured.

m.       In the case of notices of proxy voting rights received by the Adviser, the Trust or the Sub-Adviser involving issuers, counterparties or other parties in interest with respect to investments presently or formerly held in the Allocated Portion, if any, the Sub-Adviser shall have full authority to act on behalf of the Allocated Portion and vote such proxies in accordance with the Sub-Adviser’s policies and procedures. The Sub-Adviser shall, where applicable, engage an independent proxy voting provider (“Proxy Service Provider”) to exercise any voting rights pertaining to equities held in the Allocated Portion. The Sub-Adviser has generally directed the Proxy Service Provider to vote proxies consistent with pre-set voting guidelines, specifically, the Proxy Service Provider’s sustainability policy. With respect to environmental, social and governance matters, the Proxy Service Provider’s sustainability policy seeks to promote support for recognized global governing bodies promoting sustainable business practices advocating for stewardship of environment, fair labor practices, non-discrimination, and the protection of human rights. Upon written request, the Sub-Adviser shall provide the Adviser with a copy of the Sub-Adviser’s proxy voting policies and procedures and the relevant proxy voting guidelines used by the Proxy Services Provider (as amended from time to time) and a record of the Proxy Service Provider’s actions (including how it voted) in respect of such matters with respect to each security held by or on behalf of the Fund in respect of the Allocated Portion, and any other information reasonably requested by the Adviser in writing for its completion of Form N-PX in a timely manner in accordance with due dates reasonably established by the Adviser or Trust, or otherwise upon reasonable request. The Sub-Adviser will not be required to take any action or render any advice with respect to any corporate actions, restructurings or legal proceedings (including bankruptcies or class actions), involving Instruments held or previously held by or on behalf of the Fund in respect of the Allocated Portion or the issuers of the Instruments. The Sub-Adviser reserves the right to exercise discretion in voting proxies and may vote proxies in a manner other than in accordance with the Proxy Service Provider’s sustainability policy when it determines that to do so is in the best interests of one or more of its clients. The Adviser hereby acknowledges and agrees that the exercise of voting rights pursuant to this section may not result in such rights being exercised in the best interests of the Fund.

In the case of notices of class action suits received by the Adviser, the Trust or the Sub-Adviser involving issuers, counterparties or other parties in interest with respect to investments presently or formerly held in the Allocated Portion, if any, the Sub-Adviser shall not have authority to act on behalf of the Allocated Portion and shall include details of all such notices (if any) received by the Sub-Adviser in respect of the assets constituting the Allocated Portion in the relevant Quarterly Compliance Certificate for the period concerned.

3.       ALLOCATION OF EXPENSES

Each Party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser and Sub-Adviser acknowledge and agree that the Fund shall assume the expense of:

a.       brokerage commissions for transactions in the portfolio investments of the Allocated Portion, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

b.       Custodian, Administrator and other Fund service providers and operational fees and expenses;

c.       all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

d.       interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Allocated Portion, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services in respect of the Allocated Portion hereunder. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Management Agreement or any other agreement to which they are Parties.

4.       SUB-ADVISORY FEES

For all of the services rendered with respect to the Allocated Portion as herein provided, the Adviser shall pay to the Sub-Adviser an annualized fee (the “sub-advisory fee”), based on the Current Net Assets (as defined below) of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. The sub-advisory fee shall be accrued daily and payable monthly as of the last business day of each month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the sub-advisory fee with respect to the Allocated Portion accrued through the date of termination shall be paid promptly following such termination and, in any event, within forty-five (45) calendar days following the end of the month of termination.

For purposes of computing the amount of the sub-advisory fee accrued for any day, “Current Net Assets” shall mean the[average value of the daily net assets of the Allocated Portion managed by the Sub-Adviser as determined by the Adviser, as of the most recent preceding business day for which the Fund’s net assets were computed. The method of determining average daily net assets of the Allocated Portion for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of shares of the Fund as described in the Registration Statement; for clarity, the Parties acknowledge that Current Net Assets shall be calculated net of the Allocated Portion’s share of all Fund organizational, operating and administrative expenses.

As soon as practicable after the end of each calendar month, the Sub-Adviser will present a billing statement for the sub-advisory fee (calculated as described above) to the Adviser for its review and confirmation, indicating the total amount of the fee for the month, and any other amounts payable during the period as may be provided for under this Agreement. As soon as reasonably practicable following receipt by the Adviser of its management fee from the Fund and the Adviser’s receipt of the billing statement from the Sub-Adviser, the Adviser shall pay the Sub-Adviser its sub-advisory fee for the month, generally within thirty (30) calendar days of receipt of the billing statement. For the avoidance of doubt, the Adviser shall not pay a separate fee to the Sub-Adviser for its services to the CFC (Current Net Assets shall include net assets of the CFC).

5.       PORTFOLIO TRANSACTIONS

In connection with the investment and reinvestment of the assets of the Allocated Portion, the Sub-Adviser is authorized in its sole discretion to select the securities or commodity futures brokers or dealers that will execute purchase and sale transactions for the Allocated Portion of the Fund’s portfolio (the “Executing Brokers”).

The Parties agree that when executing transactions in Instruments on behalf of the Fund, or placing orders relating to Instruments on behalf of the Fund for execution by Executing Brokers, the Sub-Adviser shall (except to the extent that it is following an specific instruction from the Adviser, as appropriate, in relation to the execution of an order) owe to the Fund a duty to take all sufficient steps to obtain the best possible result for the Fund, taking into account the Execution Factors (as defined in the UK FCA Rules) that are relevant to the execution or placing of that order under the terms of the Sub-Adviser’s best execution policy as provided to the Fund and/or the Adviser from time to time (“Best Execution Policy”).

Each of the Fund and the Adviser confirms that the Sub-Adviser has separately provided it with the Best Execution Policy and each of the Fund and the Adviser expressly agrees and consents to:

(A)       the Best Execution Policy; and

(B)       the execution outside of a Trading Venue (as defined in the UK FCA Rules) of the Fund’s orders relating to Instruments.

The Sub-Adviser shall have the right to follow a policy of selecting brokers or dealers who furnish brokerage and research services to the Allocated Portion or to the Sub-Adviser as set out in Schedule C under the heading “Inducements”.

The Sub-Adviser will direct the Adviser to open and maintain executing brokerage accounts on behalf of the Allocated Portion of the Fund with the Executing Brokers and to execute standard customer agreements with such Executing Brokers; provided, however; that in the case of futures Executing Brokers, the Adviser receives prior written notice thereof and that the Adviser expresses its consent to the use of such broker (e.g., by causing the Fund to be a Party to the “give-up” or executing agreement involving such broker). All futures give-up or executing agreements will be executed as a four-party agreement, of which the Fund shall be one of the parties, such as through the Futures Industry Association’s Electronic Give-up Agreement System (EGUS). Except as the Adviser specifically authorizes and directs in writing with the agreement of the Sub-Adviser, the Sub-Adviser shall not have signing authority to bind the Fund to such futures “give-up” or executing agreements; such authority shall reside with the Adviser. At the Adviser’s request, with regard to the execution of all transactions (futures, OTC foreign currency contracts and otherwise) the Sub-Adviser will furnish a list of all “give-up” and executing brokers that have executed or will execute trades for the Allocated Portion. The Adviser acknowledges and agrees that the failure to execute a “give-up” agreement may result in the Sub-Adviser not trading in accordance with the Strategy.

The Sub-Adviser is not authorized to open and maintain clearing and prime brokerage accounts and relationships on behalf of the Allocated Portion or to direct the Custodian to deposit for the Allocated Portion of the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents, securities, investments and other property into such brokerage accounts and to such clearing and prime brokers; instead, all of the foregoing authority shall reside with the Adviser. The initial clearing and prime brokers selected by the Adviser for the Allocated Portion shall be set forth on the Investment Guidelines (such brokers, together with any future brokers which the Adviser may in its discretion select which are acceptable to the Sub-Adviser, the “Clearing Brokers”). The Adviser shall be responsible for the selection, appointment and monitoring of all counterparties of the Fund, including but not limited to the Custodian, the Administrator and the Clearing Brokers. The Sub-Adviser is authorised to give the Clearing Brokers any instructions on behalf of the Fund that may be necessary or desirable for the proper discharge of the Sub-Adviser’s obligations under this Agreement and the Fund and Adviser agree to confirm such authority to the Clearing Brokers.

The Allocated Portion assets shall be maintained in the custody of the Custodian. The Sub-Adviser shall provide instructions to the Clearing Brokers, who are responsible for causing all securities, commodity futures and other property purchased or sold for the Allocated Portion to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities, commodity futures and other property of the Allocated Portion shall remain in the direct or indirect custody of the Custodian.

The Sub-Adviser shall not have authority to cause the Custodian to deliver securities, commodity futures and other property, or pay cash to the Sub-Adviser. The Fund and the Adviser acknowledge and agree that the Sub-Adviser shall not be responsible for (A) the management of any cash of the Fund, (B) financial leverage arrangements and/or any structured transactions linked to the Allocated Portion.

The Sub-Adviser agrees to use its reasonable endeavours to ensure that no Instruments constituting the Allocated Portion are purchased from or sold to the persons notified in writing to the Sub-Adviser from time to time pursuant to this section. The Adviser agrees to initially identify to the Sub-Adviser and keep the Sub-Adviser updated in writing with the names of any brokers or dealers that are affiliated with the Adviser and all Affiliated Companies of any of the Trust, the Adviser and the Trust’s principal underwriter who are subject to the restrictions in this Section.

The Sub-Adviser employs trading strategies that trade using an electronic trading system which exposes the Allocated Portion to risks associated with the system including hardware and software. In the event of a system or component failure, it is possible that, for a certain time period, new orders may not be entered, existing orders may not be executed, or modify or cancel orders may not be entered or processed if previously entered. System or component failure may also result in loss of orders or order priority. In the event a failure occurs in respect of the Allocated Portion, it will be dealt with in accordance with the Sub-Adviser’s error policy, a copy of which the Sub-Adviser has provided to the Adviser. The Quarterly Compliance Certificate shall, subject to the proviso at Section 1c. above, contain a confirmation in respect of material trade errors in respect of the Allocated Portion during the relevant period.

6.       LIMITATION ON SUB-ADVISER LIABILITY; INDEMNIFICATION

a.       In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard by it of its obligations and duties under this Agreement or violation of applicable law, none of the Sub-Adviser, its Affiliated Companies (as defined in the UK FCA Rules) or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Fund or the Trust for any act or omission in the course of, or connected with, rendering services hereunder. The Sub-Adviser does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser’s overall management of the Allocated Portion. The Adviser understands that investment decisions made for the Allocated Portion by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the Allocated Portion and in making investment decisions for the Allocated Portion, the Sub-Adviser will not consider any other securities, cash or other investments owned by the Fund.

b.       Neither the Adviser (including its Affiliated Companies, their officers, controlling persons, agents or employees) nor the Sub-Adviser (including all Indemnified Persons) shall be liable to one another and/or the Fund for special, consequential, incidental, punitive or exemplary damages, lost profits or loss of business.

c.       The Sub-Adviser agrees to indemnify the Adviser, its Affiliated Companies, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a direct result of Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, from reckless disregard by it of its obligations and duties under this Agreement or from its violation of applicable law; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that (i) resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or its violation of applicable law or (ii) from the Sub-Adviser acting in accordance with the instructions of the Adviser and/or the Fund; further provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section 6.

d.       Any Indemnified Person who deals with the Fund or the Adviser in connection with this Agreement does so on behalf of the Sub-Adviser alone and the Adviser agrees to indemnify the Indemnified Persons for, and hold each Indemnified Person harmless against, any and all Losses to which such Indemnified Person may become subject (i) as a direct result of this Agreement or Sub-Adviser’s performance of its duties hereunder and (ii) from the Sub-Adviser acting in accordance with the instructions of the Adviser and/or the Fund; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses that resulted from Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this

Agreement or its violation of applicable law; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section 6.

7.       STANDARD OF CARE

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

8.       TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

This Agreement shall become effective as to the Fund upon its approval by the Board of Trustees of the Trust, approval by the Fund’s sole initial shareholder, and its execution by the Parties hereto. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two (2) years from the effective date, and thereafter shall continue in effect for successive additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

This Agreement may be terminated (i) by the Trust on behalf of the Fund at any time without payment of any penalty, by the vote of a majority of the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, (ii) by the Adviser at any time, without payment of any penalty upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Sub-Adviser, and (iii) by the Sub-Adviser at any time, without payment of any penalty, upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Trust and the Adviser. Either Party (the “Notifying Party”) may immediately terminate this Agreement by notice in writing to the other Party, (i) on the commencement of any case, action or other proceeding (a) relating to bankruptcy, insolvency, re-organisation, liquidation, dissolution or other relief with respect of any party or its debts (excluding a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Notifying Party), (b) seeking the appointment of a receiver, trustee, custodian, conservator or other similar official in respect of the any party or any substantial part of any party’s assets or (c) any other party being or becoming unable to pay its debts as they fall due or otherwise committing any act of bankruptcy under the laws of any jurisdiction to which such party may be subject, or (ii) if the other party commits a material breach of its obligations under this Agreement and, if such breach is capable of being corrected, shall fail to correct such breach within ten (10) days of receipt of written notice from the Notifying Party requiring it so to do. In the event of a termination, the Sub-Adviser shall cooperate in a commercially reasonable manner in the orderly transfer or liquidation of the Allocated Portion of the Fund’s assets, as instructed by the Adviser in compliance with the Orderly Liquidation Factors. Notwithstanding the foregoing termination provisions and subject to Section 4, this Agreement terminate automatically on the date on which there is no investment risk, all positions by the Fund are closed, and the assets of the Fund are entirely in USD cash.

This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act. This Agreement will also terminate immediately in the event that the Management Agreement is terminated.

Notwithstanding the foregoing termination provisions, the Adviser may require the Sub-Adviser to permanently or temporarily suspend trading activities upon notice at any time in its sole and absolute discretion, and the Fund and the Adviser agree that any breach of the Investment Guidelines resulting from such suspension shall not constitute a breach by the Sub-Adviser for the purposes of this Agreement. The Sub-Adviser be entitled to sub-advisory fees under Section 4 up to and including the date of suspension (and in the case of temporary suspension, shall be entitled to sub-advisory fees under Section 4 from the date such suspension is lifted), which shall be payable within forty-five (45) calendar days following the month in with suspension took effect.

9.       SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Adviser and the Allocated Portion are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others PROVIDED THAT the Sub-Adviser shall have due regard to its obligations to the Fund and the Adviser. It is specifically understood that the Sub-Adviser and each Indemnified Person may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Sub-Adviser and each Indemnified Person may give advice and take action in the performance of its duties with respect to any of the Sub-Adviser’s or Indemnified Person’s other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Portion. The Sub-Adviser and the Indemnified Persons, however, shall not provide investment advice to any assets of the Fund other than the Allocated Portion. Nothing in this Agreement shall be deemed to require Sub-Adviser or any Indemnified Person to purchase or sell for the Allocated Portion of the Fund any security or other property which the Sub-Adviser or any Indemnified Person may purchase or sell for its or their own account or for the account of any other client.

The Sub-Adviser has a conflicts of interest policy which specifies the procedures that it follows and the measures that it has adopted in order to avoid conflicts or to manage conflicts in a way that ensures fair treatment for the Fund and the Adviser. The Adviser hereby acknowledges that the Sub-Adviser has separately provided to it the Sub-Adviser’s conflicts of interest policy. The Adviser acknowledges that different accounts, even though traded according to the same investment program, can have varying investment results for various reasons, including but not limited to: (a) the periods during which accounts are active; (b) the investment program used (although all accounts may be traded in accordance with the same approach, such approach may be modified periodically as a result of ongoing research and development by the Sub-Adviser); (c) targeted leverage and volatility employed; (d) the size of the account and instructions for adjusting the nominal account size, which can influence the size and timing of positions taken and restrict the account from participating in all markets available to an investment program; (e) the amount of interest income earned by an account, if any; (f) the amount, timing of accrual and calculation methodology of fee and the brokerage commissions paid and other expenses incurred; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; (i) trading instructions/restrictions of the client; (j) procedures governing the timing for the commencement of trading and the method of moving toward full portfolio commitment for new accounts; (k) variation in fill prices; and (l) the timing of subscriptions and redemptions. The Sub-Adviser agrees that, in complying with regulatory and exchange-imposed speculative position limits that are applicable to it, it shall use all reasonable endeavours to treat all the funds and accounts that it advises, including the Allocated Portion, fairly and equitably.

10.       AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities or other investments of the Allocated Portion with those for other accounts managed by the Sub-Adviser or its Affiliated Companies, to the extent permitted by applicable laws and regulations (including the UK FCA Rules) and consistent with the Sub-Adviser’s order allocation policies and procedures, a copy of which the Sub-Adviser has provided to the Adviser. The Fund and the Adviser acknowledge that the aggregation and allocation of trades in this way may on some occasions operate to the disadvantage of the Fund.

11.       RECORDS

The Sub-Adviser shall, on a monthly basis, provide to the Adviser its standard performance report, monthly investor letter and risk reporting for the Reference Strategy (as defined in the Investment Guidelines), together with such additional reports and information that the Adviser may reasonably request, if any.

The Adviser will instruct the Clearing Brokers to furnish copies of all trade confirmations and all daily and monthly trading reports concerning the trading to the Sub-Adviser on behalf of the Allocated Portion. The Sub-Adviser will maintain accurate books and records in respect of the Sub-Adviser’s activities as required under the Advisers Act, the CFTC and NFA rules and the UK FCA Rules. Upon its reasonable request, the Adviser may inspect books and records of the Sub-Adviser relating to its services under this Agreement as well as speak to the Sub-Adviser’s personnel on the Sub-Adviser’s premises upon reasonable prior written notice and during normal business hours and subject to reasonable assurances of confidentiality.

If, after examination of the Sub-Adviser’s records of the Allocated Portion, the Adviser reasonably believes that there are material discrepancies between the operation and/or performance of the Allocated Portion and the Reference Strategy, the Adviser may request additional information from the Sub-Adviser reasonably relating to the performance of the Reference Strategy, provided that, (i) taking into account provisions set out in Section 9, such request shall not adversely affect other clients of the Sub-Adviser or the Sub-Adviser’s business and (ii) the Sub-Adviser shall not be required to disclose any proprietary information, including without limitation, client identities, advisory agreements, other agreements or side letters with clients or investors, client records, or other information that would violate any applicable legal or contractual restrictions applicable to the Sub-Adviser.

12.       NO SHORTING FUND SHARES; NO BORROWING FROM FUND

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or Affiliated Companies thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

The Sub-Adviser may not borrow any assets, securities or other property from the Fund.

13.       AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all Parties which has been properly approved by the Trust’s Board of Trustees and/or the Fund’s shareholders (as required under the 1940 Act), as applicable. For the avoidance of doubt, it shall be the responsibility of the Adviser to obtain the requisite approvals by the Trust’s Board of Trustees and/or the Fund’s shareholders for the matters set out under this Section 13.

14.       NONPUBLIC PERSONAL INFORMATION; CONFIDENTIAL RELATIONSHIP

The Parties acknowledge that the Sub-Adviser will not be receiving and/or processing any information relating to the Fund’s shareholders. Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its Affiliated Companies, controlling persons, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities or other investments held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy, as otherwise directed in writing by the Adviser or the Trust, or such disclosure is compelled by law or regulatory process. The Sub-Adviser has adopted appropriate policies which require that each of its officers, employees, or other access persons refrain from disclosing the securities or other investments of the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust.

Each Party agrees to treat the fact that the Parties have entered into this or similar agreements and all Confidential Information relating to the other Party as confidential and shall not disclose any such records or information to any other person unless (i) in the case of disclosure to its own controlling persons, officers, employees, agents, legal, tax or similar consultants (collectively, the “Representatives”), such persons have a specific need to know the Confidential Information for purposes of the discharge of the Party’s obligations and have been informed of the confidential nature of the Confidential Information and agree to be bound by the terms of this Agreement as if a party hereto, (ii) such other Party has approved the disclosure, or (iii) such disclosure is compelled by law or regulatory process. “Confidential Information” means and includes any and all information, however communicated, concerning the business or affairs of either Party, its principals and Affiliated Companies and its prior, present or potential shareholders that would be regarded as confidential by a reasonable business person, including, without limitation, financial information about such Party or its clients, any information identified as “proprietary” or “confidential,” information relating to the operations, intellectual property, processes, product information, know-how, data, software, models and methodologies of a Party, the existence and terms of this Agreement, the discussions and negotiations of the Parties and their representatives leading to this Agreement, any material new discussions and negotiations that may occur between such persons, and any information or analysis derived from Confidential Information. Further, Confidential Information shall include each Party’s respective proprietary or confidential (i) market and/or computerized investment approaches, strategies, systems or programs for trading, hedging, asset allocation or portfolio construction, (ii) mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, (iii) trading signals, trading orders or executed trades (including prices, quantities and times), asset allocation targets, position sizes and portfolio holdings, (iv) business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, trader trial programs, client lists and contact lists, knowledge of facilities and any books and records made available to either Party, (v) any other proprietary materials or information, and (vi) any synopses or descriptions of the foregoing.

For purposes of this Agreement, Confidential Information does not include any part of the Confidential Information that (i) is currently or hereafter becomes publicly available other than as a result of a disclosure in breach of the provisions hereof, (ii) is independently developed by the receiving Party prior to the receiving Party receiving such Confidential Information, (iii) was within the possession of the receiving Party prior to it being disclosed by the disclosing Party from a person which, to the knowledge of the receiving Party, is not subject to any obligation of confidentiality to the disclosing Party or any other Person with respect to such information, or (iv) becomes available to a receiving Party on a non-confidential basis from a person which, to the knowledge of the receiving Party, is not subject to confidentiality with respect to such information. For the avoidance of doubt, any disclosure by a Party of Confidential Information which is required by law shall not be deemed to be in breach of this Agreement. Notwithstanding any provision herein contained to the contrary, no Party shall issue any press release or public announcement, nor make any statement or announcement to any member of the press or other media regarding the relationship of the Parties or the existence of or the association contemplated by this Agreement without the prior written consent of the other Party.

Notwithstanding the foregoing and without prejudice to Schedule E, the Fund and the Adviser may furnish to investors and prospective investors in the Fund (including their legal, tax or similar consultants and advisors) (1) any qualitative and quantitative information, analysis and opinions it has generated as its own work-product, including those generated from confidential information provided to the Adviser by the Sub-Adviser, relating to the Allocated Portion, the Sub-Adviser and the Strategy provided that under no circumstances will position level data relating to the Allocated Portion be shared other than in accordance with the Fund’s portfolio holdings disclosure policy, (2) with the consent of the Sub-Adviser, materials furnished by the Sub-Adviser for dissemination to third parties, including marketing materials, due diligence questionnaires and disclosure documents, and (3) exposure reports which include the Allocated Portion’s end-of-day exposure to the markets in which it is invested, and periodic risk reports summarizing the Allocated Portion’s return and risk metrics by market sector and geography (i.e., aggregated at the Fund level without any Sub-Adviser-identifying data). For the further avoidance of doubt, the Fund and the Adviser may not, however, furnish to such investors any exposure, risk or other position-level reports that relate solely to and identifies the Sub-Adviser, except with the Sub-Adviser’s advance written consent.

In the event that a Party or its Representatives (the “Receiving Party”) become legally compelled to disclose any Confidential Information, such Receiving Party will, to the extent permitted by law and to the extent that it is not impracticable under the circumstances, use commercially reasonable efforts to provide the other Party or Parties whose confidential information is to be disclosed (the “Disclosing Party”) with prompt notice so that the Disclosing Party, at its sole expense, may seek a protective order or other appropriate remedy. In the event that such protective order or remedy is not obtained, such Party shall disclose such Confidential Information in a manner reasonably designed to preserve its confidential nature.

Each Party shall remain liable for any disclosure of Confidential Information by its Representatives as if it had made such disclosure itself.

The Parties agree that should there be a breach of this Section 14, promptly upon request, to the extent reasonably possible, all copies of the Confidential Information furnished to the Party that breached this Section 14 or were provided by such Party to any other persons will be promptly destroyed or returned to the other Parties, and such breaching Party will certify that all reproductions, extracts and summaries thereof have been destroyed. All obligations hereunder and all rights and remedies hereunder shall survive any return or destruction of the Confidential Information. Notwithstanding the foregoing provisions of this Section 14 to the contrary, the obligation to return or destroy Confidential Information, however, shall not require (i) the return or destruction of Confidential Information that is subject to normal-course document retention policies and/or is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such Confidential Information is not used, disclosed, or otherwise recovered from any such backup devices by the Party that breached this Section 14, or its Representatives, except that such Party and its Representatives may use such Confidential Information for its internal purposes or (ii) Confidential Information to be excised from minutes of any meeting of the board of directors or similar body or any sub-committee thereof of such Party, its Affiliated Companies or their Representatives, in the event that such minutes contain Confidential Information or (iii) Confidential Information which such Party, its Affiliated Companies or their Representatives reasonably believe is necessary to retain (1) to establish compliance or facilitate compliance with the provisions of this Agreement or (2) under any applicable law.

Each Party shall indemnify the other Parties and their Representatives and keep them indemnified from and against any costs, claims, demands or proceedings (including reasonable attorneys’ fees and disbursements) arising out of any breach of this Section 14 by such Party or its Representatives as set forth in Section 7.

The Parties acknowledge that money damages and other remedies at law may be inadequate to protect against breach of this Section 14, and the Parties agree to the granting of injunctive or other equitable relief in favour of the other Parties without (i) proof of actual damages (ii) the requirement to post any bond or other security or (iii) prejudice to any other rights or remedies which may be available at law or in equity.

15.       ACCOUNT DATA

Notwithstanding anything to the contrary in Section 14, the Adviser agrees to be bound by the terms of Schedule E regarding the use of Account Data (as defined in Schedule E).

16.       CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to provide reasonable assistance to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Allocated Portion that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

17.       COMPLIANCE PROGRAM AND REPORTING

The Sub-Adviser hereby represents and warrants that in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and applicable provisions of the Federal Securities Laws as defined in Rule 38a-1 of the 1940 Act, including adoption of a code of ethics consistent with the requirements of Rule 17j-1 of the 1940 Act (the policies and procedures referred to in this Section 17 are referred to herein as the Sub-Adviser’s “Compliance Program”). The Sub-Adviser further certifies that its Compliance Program is reasonably designed to meet regulatory requirements applicable to it under NFA and CFTC rules and regulations.

The Sub-Adviser shall furnish the Adviser, the Board of Trustees of the Trust and/or the CCO of the Trust with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Upon the commercially reasonable request of the Adviser or the Trust given upon commercially reasonable advance notice, the Sub-Adviser shall make its officers and employees available to the Adviser and/or the CCO of the Trust from time to time to review the Sub-Adviser’s Compliance Program and its adherence thereto.

18.       REFERENCE TO ADVISER AND SUB-ADVISER

a.       Except as expressly permitted in accordance with this Section 18, The Adviser shall have no right to use in any documentation or public communication the name of the Sub-Adviser or any of its Affiliated Companies or make reference to them or their respective roles in connection with the Fund under any circumstances. In the Registration Statement and any advertising or promotional materials relating to the Fund (collectively, the “Fund Materials”), the Adviser may disclose (i) the Sub-Adviser’s name, the name of any of its Associated Companies or their respective roles in the Fund; (ii) a description of the material terms of this Agreement; and (iii) such other matters as may be required by applicable law or reasonably requested by the Fund or the Adviser and approved by the Sub-Adviser (which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within ten (10) business days); provided, however, that at all times the Adviser shall protect the goodwill and reputation of the Sub-Adviser in connection with marketing and promotion of the Fund; provided further that the Adviser shall submit to the Sub-Adviser for its review and approval (such review and approval being limited to references to the Sub-Adviser and its Affiliated Companies in the form and context in which they appear only) all such Fund Materials relating to the Fund that refer to the Sub-Adviser or its Affiliated Companies; and provided further that all such communications (except with respect to the Registration Statement) contain the disclaimer set out in Schedule B. Subsequent Fund Materials having very substantially the same form as previously approved by the Sub-Adviser may be used by the Adviser without obtaining the Sub-Adviser’s consent unless such consent is withdrawn in writing by the Sub-Adviser. The Fund and the Adviser shall have no right to use the trademarks or logos of the Sub-Adviser under any circumstances, except as the Sub-Adviser may specifically authorize in advance and in writing.

b.       Neither the Sub-Adviser nor any affiliate or agent of Sub-Adviser shall make reference to or use the name of the Adviser or any of its Affiliated Companies, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Sub-Adviser, which references shall not differ in substance from those included in the Registration Statement and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within ten (10) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Adviser, and without material difference in content, may be used by the Sub-Adviser without obtaining the Adviser’s approval, unless the Adviser’s previous approval is withdrawn in writing. The Sub-Adviser hereby agrees to make all commercially reasonable efforts to cause any agent or affiliate of the Sub-Adviser to satisfy the foregoing obligation. For the avoidance of doubt, this provision shall not restrict the disclosure on Form ADV by the Sub-Adviser of the Adviser, the Fund and such terms of this Agreement as may be required pursuant to Form ADV or as may be recommended by counsel.

c.       It is understood that the name of each Party to this Agreement is the valuable property of the Party in question and its Affiliated Companies, and that each other Party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Parties shall forthwith cease to use the names of the other Party as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations. The Adviser agrees that, notwithstanding the above, any reference to the Adviser in the Form ADV of the Sub-Adviser may remain a part of the Sub-Adviser’s Form ADV until the next annual update filed by the Sub-Adviser following the termination of this Agreement.

d.       Notwithstanding anything to the contrary under this Section 18, the Parties agree and acknowledge that: (i) the Sub-Adviser does not approve or otherwise endorse or make any representation regarding the Fund in any Fund Materials and (ii) the Sub-Adviser does not take any responsibility for the accuracy or completeness of the contents of any Fund Materials (other than with respect to the information expressly submitted by the Sub-Adviser for inclusion in such Fund Materials) and disclaims any liability for any direct, indirect, consequential or other losses or damages, including loss of profits, incurred by the Fund, the Adviser or by any third party that may arise from any reliance on any Fund Materials (other than with respect to information expressly submitted by the Sub-Adviser for inclusion in such Fund Materials and to the extent consistent with Section 7).

19.       NO LICENCE

Each Party acknowledges that: (i) no provision of this Agreement grants such Party any rights, except as contained in Section 18 of this Agreement, in any Intellectual Property belonging to or developed by the other Party; and (ii) this Agreement does not constitute a licence in respect of any such Intellectual Property. For the purposes of this Section 19, “Intellectual Property” means patents, inventions (whether patentable or not), models, systems, methodologies, tools, trademarks, service marks, logos, trade names, domain names, database rights, rights in business and get-up, rights to know-how and Confidential Information and any other intellectual property or proprietary rights (including without limitation, rights in computer software and algorithms) whether registered or unregistered.

20.       OTHER SUB-ADVISERS

In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Fund or with the sub-adviser to a portfolio that is under common control with the Fund concerning transactions for the Fund in securities or other assets.

21.       NOTIFICATION

The Sub-Adviser agrees that it will provide, as part of the Quarterly Certificate, a certification to the Adviser regarding (a) material changes in the employment status of the portfolio managers for the Allocated Portion (if any) who are disclosed in the Registration Statement; (b) changes to the individuals in the roles of Chief Operating Officer, Chief Compliance Officer or General Counsel; (c) material adverse changes in the financial condition of the Sub-Adviser that would, in the reasonable opinion of the Sub-Adviser, have a material adverse effect on its ability to perform its obligations pursuant to this Agreement; and (d) any changes in the control of the Sub-Adviser or other material changes in ownership or capital structure of the Sub-Adviser other than an internal re-organization or amalgamation (including for the avoidance of doubt, the addition of a holding company).

22.       NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by electronic mail, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Efficient Capital Management, LLC 4355 Weaver Parkway, Suite 200 Warrenville, IL USA 60555 Attention: Curt Bradshaw, President Email: cbradshaw@efficient.com With a copy to: compliance@efficient.com

SUB-ADVISER:	Winton Capital Management Limited One Hooper’s Court Knightsbridge London SW3 1AF United Kingdom Email: legal@winton.com

23.       [Intentionally Omitted]

24.       SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

25.       CAPTIONS

The caption in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

26.       GOVERNING LAW

This Agreement and any non-contractual obligations arising from or connected with it, shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of any jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

27.       ENTIRE AGREEMENT

This Agreement, together with the Investment Guidelines, constitutes the entire agreement between the Parties with respect to the matters contemplated hereunder and supersedes all prior agreements, if any, whether verbal or written, between the Parties with respect to the matters contemplated hereunder, and no other agreement as to the matters referred to herein, verbal or written, shall be binding upon the Parties unless in a separate writing signed by all Parties. Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, agreement, understanding or statement, written or oral, not expressly contained herein.

28.       COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day first set forth above.

EFFICIENT CAPITAL MANAGEMENT, LLC
(Adviser)

By:
Name:
Title:

By:
Name:
Title:

WINTON CAPITAL MANAGEMENT LIMITED
(Sub-Adviser)

By:
Name:
Title:

SCHEDULE A

Sub-Advisory Fee

Annualized sub-advisory fee rate as a percentage of the daily Current Net Assets of the Sub-Adviser’s Allocated Portion as described in Section 4.
Fee Rate: [_____]%

SCHEDULE B
Disclaimer for Fund Materials that mention Winton

Winton Capital Management Limited (“Winton”) does not take any responsibility for the accuracy or completeness of the contents of these materials, any representations made herein, or the performance of the Fund (“Fund”) (other than information which Winton has expressly submitted for inclusion in these materials). Winton disclaims any liability for any direct, indirect, consequential or other losses or damages, including loss of profits, incurred by you or by any third party that may arise from any reliance on these materials. Winton is not responsible for, nor involved in, the marketing, distribution or sales of shares or interests in the Fund and is not responsible for compliance with any marketing or promotion laws, rules or regulations; and no third party is authorised to make any statement about any of Winton’s products or services in connection with any such marketing, distribution or sales. Past performance by any other funds advised by Winton is not indicative of any future performance by the Fund.

SCHEDULE C
Regulatory Disclosures

1.	UK FCA

The Sub-Adviser represents and warrants that it is authorised and regulated by the UK FCA for the purposes of carrying on the business of managing investments and shall remain so authorised and regulated at all times during the term of this Agreement. The UK FCA’s address is 12 Endeavour Square, London E20 1JN.

The Sub-Adviser has categorised the Fund as a Professional Client (as defined under the UK FCA Rules) and the Sub-Adviser will provide its investment services hereunder on that basis. The Fund has the right to request the Sub-Adviser to categorise it as a retail client (as defined in the UK FCA Rules) either generally or in specific circumstances. However, it is the Sub-Adviser’s policy not to agree to such requests.

Under the UK FCA Rules the Sub-Adviser is required to establish an appropriate method of evaluation and comparison, based on the Strategy and the types of Instruments included in the Allocated Portion, so as to enable the Fund to assess the Sub-Adviser’s performance. The Sub-Adviser shall periodically provide performance information relating to the Allocated Portion during the term of this Agreement. As the Strategy does not reference outperformance of a specified benchmark and the Allocated Portion will include a broad range of financial instruments, the Fund may wish to consider the Barclay Hedge Fund Index as an appropriate reference index to evaluate the Sub-Adviser’s performance. The Barclays Hedge Fund Index is a measure of the average return of all hedge funds in the Barclay database. Further information is available at: https://www.barclayhedge.com/research/indices/ghs/Hedge_Fund_Index.html.

In accordance with the UK FCA Rules the Sub-Adviser shall provide the Fund with a periodic statement (or shall procure that such a statement is provided to the Fund by another person) on the Allocated Portion. Each periodic statement will include a fair and balanced review of the activities undertaken by the Sub-Adviser and of the performance of the Allocated Portion during the reporting period.

The Sub-Adviser will notify the Fund where the overall value of the Allocated Portion, as evaluated at the beginning of each reporting period, depreciates by 10% and thereafter at multiples of 10%, by the end of the business day in which the threshold is exceeded. Where the threshold is exceeded on a non-business day, the Sub-Adviser will notify the Fund by the end of the next business day.

2.	CFTC

The Adviser represents and warrants that it is registered with the CFTC as a commodity pool operator in respect of the Fund and shall remain so registered at all times during the term of this Agreement or has filed and will maintain an exemption from such registration, proof of which will be provided annually to the Sub-Adviser. The Sub-Adviser represents and warrants that it is registered with the CFTC as a commodity trading advisor and shall remain so registered at all times during the term of this

Agreement or has filed and will maintain an exemption from such registration, proof of which will be provided annually to the Adviser.

3.	SEC

The Sub-Adviser represents and warrants that it is registered as an investment adviser under the Advisers Act. The Sub-Adviser is required to provide the Fund and the Adviser with a description of the nature and risks of investments in Instruments that it is permitted to make in the investment of the Allocated Portion, including in respect of particular investment strategies. The Fund and the Adviser confirm that they have received, read, understood and carefully considered the description of material risks in the Form ADV prior to entering into this Agreement.

4.	AIFMD

The Adviser represents and warrants to the Sub-Adviser that the Fund is not an alternative investment fund (“AIF”) for the purposes of the Directive 2011/61/EU on Alternative Investment Fund Managers as implemented in any relevant member state of the European Economic Area (“AIFMD”).

The Adviser agrees and acknowledges that it shall do all acts, things and deeds as may from time to time be necessary or desirable in the reasonable opinion of the Sub-Adviser to procure that the Fund is not an AIF for the purposes of the AIFMD and, in the event that the Fund becomes an AIF for the purposes of the AIFMD, that the Fund will immediately appoint an appropriately qualified and authorised person (which for the avoidance of doubt is not and shall not be the Sub-Adviser) to be the AIFM of the Fund, which person shall be solely responsible for, and shall discharge and perform, or shall procure the discharge and performance of, all obligations and duties imposed on an AIFM pursuant to the AIFMD.

5.	Conflicts of Interest

Subject to the FCA Rules, the Sub-Adviser or any of its Affiliated Companies or any person connected with the Sub-Adviser will invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Fund or the Adviser. Neither the Sub-Adviser nor any of its Affiliated Companies nor any person connected with it shall be under any obligation to offer investment opportunities of which any of them become aware to the Fund or the Adviser or to account to the Fund or the Adviser in respect of (or share with the Fund or the Adviser or inform the Fund or the Adviser of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Fund and the Adviser and its other clients.

Subject to the FCA Rules, the Sub-Adviser will not and will procure that no Affiliated Company of the Sub-Adviser will deal, as principal or agent for a third party, with the Adviser except where dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and PROVIDED ALSO THAT:

(a)	the Sub-Adviser and any Affiliated Company may buy, hold and deal in any Instruments upon its individual account notwithstanding that similar Instruments may be held by the Fund and the Adviser; and

(b)	nothing in this Agreement shall prevent the Sub-Adviser or any Affiliated Company from contracting or entering into any financial or other transaction with any director, officer, employee or member of the Fund or the Adviser or with any company or body any of whose shares or securities are held by or for the account of the Fund or the Adviser or from being interested in any such contract or transaction.

The Sub-Adviser hereby notifies the Adviser that, in certain circumstances, the organisational and administrative arrangements established by the Sub-Adviser to prevent or manage a particular conflict may not be sufficient to ensure, with reasonable confidence, that the risk of damage to the interests of clients will be prevented. The Adviser acknowledges the contents of the Sub-Adviser’s conflicts of interest policy and in particular (a) the specific description of the conflicts of interest that arise or could arise in the provision of the Sub-Adviser’s services and (b) the description of the risks to clients that arise as a result as the conflicts of interest and the steps undertaken to mitigate these risks to enable the Sub-Adviser’s clients to take an informed decision with respect to its services in the context of which the conflicts of interest arise.

6.	Costs and Charges

The Adviser acknowledges and confirms that the Sub-Adviser has separately provided it with a costs and charges disclosure document, which provides detailed information on the costs and charges that will be incurred by the Fund and the Adviser in relation to the services to be provided by the Sub-Adviser under the terms of this Agreement.

7.	Complaints

The Sub-Adviser has in operation a written procedure in accordance with the UK FCA Rules for the effective consideration and proper handling of complaints from clients. The Sub-Adviser’s complaints management policy is available on request.

Any complaints should be referred to the Compliance Department of the Sub-Adviser.

The Adviser acknowledges and confirms that the Fund, as a Professional Client, has no right of complaint to the Financial Ombudsman Service (as defined in the UK FCA Rules) in respect of any act or omission of the Sub-Adviser which is or is alleged to be in breach of the UK FCA Rules.

8.	Compensation

UK FCA-regulated business conducted by the Sub-Adviser pursuant to this Agreement is covered by the Financial Services Compensation Scheme (“FSCS”) to the extent that the Fund is an “eligible claimant” (as defined in the UK FCA Rules). The FSCS compensates eligible claimants for losses suffered as a result of the inability of an UK FCA-regulated firm to pay monies due, or satisfy obligations owed, to them (typically as a result of the firm’s insolvency). Compensation under the FSCS is subject to maximum limits.

The Fund may be an eligible claimant (as defined by the UK FCA Rules) in relation to compensation. Accordingly, depending on the specific circumstances of each case the Fund may have a right to make a claim for compensation under the FSCS in respect of an inability of the Sub-Adviser to satisfy a claim made against it by the Fund.

9.	Soft Dollar Commissions

The Sub-Adviser will not enter into any soft dollar commission agreements with any Executing Broker in connection with the management of the Allocated Portion.

10.	Inducements

Under the FCA Rules, in the course of providing portfolio management services to the Fund and the Adviser, the Sub-Adviser is prohibited from accepting and retaining any fees, commission or monetary benefits, or accepting any non-monetary benefits (other than acceptable minor non-monetary benefits and research permitted below), where these are paid or provided by any third party or a person acting on their behalf.

The Sub-Adviser may accept and retain fees, commission or non-monetary benefits which are paid or provided to the Sub-Adviser by a person acting on behalf of the Fund or the Adviser, provided that person is aware that such payments have been made on the Fund’s or the Adviser’s behalf (as applicable) and the amount and frequency of the payment is agreed between the Fund and/or the Adviser and the Sub-Adviser and not determined by a third party.

In the course of providing services to the Fund and the Adviser the Sub-Adviser may, to the extent permitted by the UK FCA Rules, accept certain minor non-monetary benefits including without limitation:

(a)	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service; and

(b)	hospitality of a reasonable de minimis value, including food and drink during a business meeting or a conference, seminar or other training event specified at (A) above.

In the case of each benefit specified under the preceding paragraph, the Sub-Adviser hereby confirms its view that the minor non-monetary benefit is:

(a)	capable of enhancing the quality of the service provided by the Sub-Adviser to the Fund and the Adviser;

(b)	of a scale and nature that it could not be judged to impair the Sub-Adviser’s compliance with its duty to act honestly, fairly and professionally in the best interests of the Fund and the Adviser; and

(c)	reasonable, proportionate and of a scale that is unlikely to influence the Sub-Adviser’s behaviour in any way that is detrimental to the interests of the Fund or the Adviser.

The Sub-Adviser does not use Research (as defined in the UK FCA Rules) received from third parties in connection with the provision of its services to the Fund and the Adviser under this Agreement.

In the event Research is received by the Sub-Adviser in connection with the provision of its services to the Fund and/or the Adviser under this Agreement it will pay for such research directly from its own resources.

11.	Recording of Telephone Calls and Electronic Communications

The Sub-Adviser hereby notifies the Adviser that it will record telephone and electronic communications and conversations between the Sub-Adviser and the Fund and/or the Adviser that result or may result in activities in financial instruments (as more particularly provided under the UK FCA Rules).

Records kept by the Sub-Adviser in accordance with this provision will be kept for a period of five (5) years (or up to seven (7) years upon request from the UK FCA) and will be provided to the Fund or the Adviser upon request.

12.	Consent to Electronic Delivery of Certain Documents

The Adviser consents to the electronic delivery of the Form ADV and certain other materials (“Documents”) as provided in Schedule D (“Electronic Delivery”). The Adviser acknowledges and agrees that it and/or its respective representative(s) will receive the documents via email at the address it provides to the Sub-Adviser.

The Adviser may revoke Electronic Delivery at any time by contacting the Sub-Adviser in writing, and upon receipt of such revocation it will receive paper copies of the Documents.

SCHEDULE D

NOTICE OF ELECTRONIC DELIVERY OF CERTAIN DOCUMENTS

Pursuant to the Agreement, the Adviser consents, for itself and on behalf of the Fund, until such consent is revoked or modified as provided below, to the electronic delivery of the following documents (the “Documents”) that Sub-Adviser shall deliver to the Fund and the Adviser and/or their representative(s) electronically:

●	Form ADV, including Part 2A and Part 2B

●	Privacy statements, if any

●	Audited financial information, reports and other communications, including Allocated Portion statements and annual reports required pursuant to CFTC Regulations 4.7 and 4.22, if any

The following acknowledgements are made by the Adviser for itself and on behalf of the Fund:

The Adviser understands and agrees that, after this consent has been given, the Sub-Adviser or its agent will email the Fund and the Adviser and/or their representative(s) any relevant Document. The Fund and the Adviser agree that such notification will be sent by the Sub-Adviser to the Fund and the Adviser and/or their representative(s) e-mail address(es) that have been provided to the Sub-Adviser by the Fund and the Adviser in accordance with Section 22 of the Agreement. The Adviser acknowledges, on its behalf and on behalf of its representative(s), that access to the Internet, e-mail and the worldwide web are required for such parties to access a Document electronically and the Adviser confirms that it and its respective representative(s) have such access and that they have the necessary technical ability and resources to access any such Document delivered electronically by the Sub-Adviser. In so consenting, the Adviser acknowledges that email messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Adviser also acknowledges that an email from the Sub-Adviser may be accessed by recipients other than the Fund or the Adviser and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems. The Sub-Adviser does not give any warranties in relation to these matters.

The Adviser further understands, acknowledges and agrees that:

(a)	Certain e-mail notices or other notifications may not contain a paper Document and that certain e-mail notices or other notifications may only contain the Sub-Adviser’s web address (or a hyperlink) identifying where the Documents to be delivered electronically are located; and

(b)	Documents may be distributed electronically in Portable Document Format (PDF) or in Microsoft Word, Excel or PowerPoint Format. The Adviser understands that Adobe Acrobat Reader software is required to view a Document in PDF format.

Furthermore, the Adviser acknowledges that its request of a paper copy of any Document does not constitute revocation of this Consent. The Adviser understands and agrees that:

(a)	At any time and without the giving of advance notice, the Sub-Adviser may elect not to send a Document electronically, in which case a paper copy of the Document will be mailed to the Fund and the Adviser;

(b)	If a Document intended to be sent to the Fund and the Adviser electronically is not available electronically, a paper copy of the Document will be mailed;

(c)	If the Sub-Adviser is unable to deliver to the Fund and the Adviser any Document electronically, the Sub-Adviser will deliver the Document through the mail, together with a notice indicating that the Sub-Adviser was unable to deliver the Document to the Fund and the Adviser using the e-mail address provided to it and will provide the Fund and the Adviser with an opportunity to provide the Sub-Adviser with a correct e-mail address; and

(d)	The Adviser may revoke or modify its consent at any time and may change their e-mail address(es) to which Documents are to be delivered at any time by notifying the Sub-Adviser’s Compliance Group by email at compliance-email@winton.com. Such change, revocation or modification must actually be received in writing by Sub-Adviser in order for it to be effective.

SCHEDULE E
ACCOUNT DATA

1.	Confidentiality of Account Data

The Adviser acknowledges and agrees that the following data in respect of the Allocated Portion is highly confidential and commercially sensitive to the Sub-Adviser:

(a)	net asset value data;

(b)	performance data (such as rate of return data);

(c)	details of trades executed by the Sub-Adviser;

(d)	positions held in the Allocated Portion; and

(e)	any other data, which may be derived from any of the foregoing data or from which any of the foregoing data may be identifiable, including but not limited to sector level breakdowns and risk metrics data.

(collectively, “Account Data”).

Except as expressly set out in paragraphs 3, 4, 5, 6 and 7 below, under no circumstances may the Account Data be disclosed, published, reported or otherwise made available to any third party, including but not limited to, investors or prospective investors in the Fund without the express written consent of the Sub-Adviser, which consent may be withheld in the Sub-Adviser’s sole discretion.

2.	Disclosure of Account Data to Representatives of the Adviser

The Adviser agrees not to disclose the Account Data to any of its Representatives except to Representatives of the Adviser who:

(a)	strictly need access to the Account Data for the purpose of marketing and distributing shares of the Fund and only to the extent necessary and appropriate;

(b)	are informed by the Adviser of the highly confidential and sensitive nature of the Account Data; and

(c)	are permitted only to disclose limited Account Data in accordance with paragraphs 3, 4, 5, 6 and 7 below.

The Adviser also agrees to:

(a)	implement and enforce commercially reasonable information barriers within the Adviser’s organisation to restrict any access to the Account Data that is not expressly permitted by this paragraph 2, including but not limited to ensuring that

Account Data is not accessed by personnel who develop, structure or make investment decisions related to the collective investment products of the Adviser or third parties; and

(b)	use commercially reasonable efforts to ensure that all Account Data is kept in a secure place at all times and is properly protected against theft, damage, loss or unauthorised access (which protection shall in no event be less than the Adviser uses to protect its own confidential, proprietary and/or trade secret information).

3.	Disclosure of Account Data to Service Providers

The Adviser may disclose Account Data to service providers of the Fund and the Adviser PROVIDED THAT such service providers have entered into a written agreement with the Fund and/or the Adviser:

(a)	to use such Account Data only for the following limited purposes in respect of the Fund: audit, administration, brokerage, risk monitoring and the production of risk metrics data;

(b)	to keep such Account Data confidential; and

(c)	not to disclose such Account Data to any third party, including but not limited to investors or prospective investors in the Fund.

For the avoidance of doubt and subject to paragraph 4(c), if the Adviser discloses Account Data to a service provider for the production of risk metrics data, such data may only be used by the Adviser for internal risk monitoring purposes and may not be disclosed to any other third party.

4.	Disclosure of monthly Account Data via E-mail or Hard Copy

The Adviser may disclose to investors and prospective investors in the Fund the following limited Account Data in email or hard copy form:

(a)	the current and historical monthly net asset value of the Allocated Portion;

(b)	the current and historical monthly rate of return of the Allocated Portion; and

(c)	monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) in respect of the Allocated Portion as at the end of the most recent calendar month. For the avoidance of doubt, such risk metrics data may not be provided on a historical basis.

5.	Disclosure of daily Account Data via Secure Website

The Adviser may disclose to investors in the Fund (but not prospective investors in the Fund) the following limited Account Data via a Secure Website (defined below):

(a)	the current and historical monthly net asset value of the Allocated Portion;

(b)	the current and historical monthly rate of return of the Allocated Portion;

(c)	the daily net asset value of the Allocated Portion on a Three Day Rolling Basis (defined below);

(d)	the daily rate of return of the Allocated Portion on a Three Day Rolling Basis; and

(e)	monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) in respect of the Allocated Portion as at the end of the most recent calendar month. For the avoidance of doubt, such risk metrics data may not be provided on a historical basis.

“Three Day Rolling Basis” means the rolling disclosure of daily data as at the most recent business day and the two immediately preceding business days and the removal of all previous data.

“Secure Website” means a website operated by the Adviser which is subject to password protected access and industry standard encryption (such as HTTP Secure).

6.	Disclosure of Weekly Account Data via Secure Website and third party websites

The Adviser may disclose the following limited Account Data via a Secure Website or third party financial data websites (such as Bloomberg):

(a)	the current and historical weekly net asset value of the Allocated Portion; and

(b)	the current and historical weekly rate of return of the Allocated Portion.

7.	Disclosure of Aggregated Data

Notwithstanding the foregoing restrictions, the Adviser may disclose Account Data that is aggregated with like data relating to other funds and/or accounts that are not advised or managed by the Sub-Adviser (the “Other Accounts”) and from which the Account Data is not separately identifiable to the Sub-Adviser (“Aggregated Data”). For the avoidance of doubt, Aggregated Data shall not include any position-level data with respect to the Fund and/or the Allocated Portion. To the extent that the Investment Adviser reasonably believes that the aforementioned Account Data may not be aggregated in such a manner as to ensure that it is not separately identifiable to the Sub- Adviser, the Adviser shall provide copies of the reports or documents containing such Aggregated Data (“Aggregated Data Reports”) to the Sub-Adviser upon request. The Adviser may redact the names of other managers from the Aggregated Data Reports. The Sub-Adviser shall require the Adviser to immediately remove any Account Data from the Aggregated Data Reports if it reasonably believes that such Account Data is separately identifiable to the Sub-Adviser.

8.	Misuse of Account Data

The Adviser shall ensure that under no circumstances are any Account Data used by any of their respective employees, officers, agents, directors, advisers, clients or investors:

(a)	to replicate or attempt to replicate the performance, risk, positions or any other elements or characteristics of the Allocated Portion or the Strategy;

(b)	to perform any reverse engineering of any kind; or

(c)	to procure any commercial advantage over the Sub-Adviser or to compete in any manner with the Sub-Adviser, which for the avoidance of doubt, does not include the promotion and sale of the Fund.

9.	Consequences of Breach

A breach of any provision of this Schedule E will be deemed a material breach of this Agreement that is not capable of remedy, which will entitle the Investment Adviser to immediately terminate in accordance with Section 8.

10.	Calculation of Account Data

The Adviser shall be responsible for all calculation of Account Data.

SCHEDULE F
QUARTERLY COMPLIANCE CERTIFICATE

Winton Capital Management Limited
Knightsbridge
London SW3 1AF

Efficient Capital Management, LLC,
4355 Weaver Parkway, Suite 200
Warrenville, Illinois USA 60555
Attn: Compliance Department

Cc: [___________]

Re: Certification of Compliance for the period from [________] through [_____________] (the “Period”)

Dear Sirs/Madams:

Reference is made to the Sub-Advisory Agreement, dated [__________] (as amended, the “Agreement”), by and between Efficient Capital Management, LLC and Winton Capital Management Limited. Capitalized terms not defined herein shall have the meanings assigned to them in the Agreement.

The Sub-Adviser certifies that, to the best of its knowledge and belief, as at the date hereof and in respect of the Period, save as otherwise notified to the Adviser in writing during the Period:

(i)	in accordance with Section 1c. of the Agreement, (a) there are no actions, suits, proceedings or inquiries of any kind or nature whatsoever, pending or, to the best of its knowledge, threatened against the Sub-Adviser or any of its principals or any Affiliated Company of the Sub-Adviser, before any court, at law or in equity, arbitration panel, or before or by any federal, state, municipal, foreign or other governmental or quasi-governmental department, commission, board, bureau, agency, instrumentality, or administrative, regulatory or self-regulatory authority or any exchange or board of trade having jurisdiction over the Sub-Adviser, (b) the Sub-Adviser has not received any warning letter from the UK FCA, SEC, NFA or the CFTC regarding non-compliance by it with the UK FCA Rules, Advisers Act, the 1940 Act, the CEA, the regulations under any such law, or the NFA rules, or any other applicable regulatory or self-regulatory authority regarding non-compliance by it with such other applicable law, in each case, where an adverse decision would reasonably be expected to materially and adversely affect the Sub-Adviser’s ability to perform its obligations under this Agreement;

(ii)	in accordance with Section 2 of the Agreement, the Sub-Adviser has not received any notices of class action suits with respect to investments presently or formerly held in the Allocated Portion;

(iii)	in accordance with Section 5 of the Agreement, there have been no material trade errors relating to the Allocated Portion of which the Adviser has not otherwise been notified;

(iv)	in accordance with Section 21 of the Agreement, there have been no (a) material changes in the employment status of the portfolio managers for the Allocated Portion (if any) who are disclosed in the Registration Statement; (b) changes to the individuals in the roles of Chief Operating Officer, Chief Compliance Officer or General Counsel; (c) material adverse changes in the financial condition of the Sub-Adviser that would, in the reasonable opinion of the Sub-Adviser, have a material adverse effect on its ability to perform its obligations pursuant to this Agreement; and (d) any changes in the control of the Sub-Adviser or other material changes in ownership or capital structure of the Sub-Adviser other than an internal re-organization or amalgamation (including for the avoidance of doubt, the addition of a holding company).

If the Sub-Adviser is unable to make any of the foregoing certifications, please explain in detail (which certification and why):

[______________________]

Yours faithfully,

Winton Capital Management Limited

By:
Name:
Title: